EXHIBIT 23.3

[FEARNLEY FONDS LETTERHEAD]

Scorpio Tankers Inc.

9, Boulevard Charles III

Monaco 98000

25 March 2010

Dear Sirs,

re.: Scorpio Tankers Inc. – consent to use of information

Reference is made to the Form F-1 registration statement (the “Registration Statement”) relating to the offer and sale of common shares, $0.01 par value per share, of Scorpio Tankers Inc.

We hereby consent to all references to our name in the Registration Statement and to the use of the statistical and graphical information supplied by us, as set forth therein. We have accurately described the international tanker industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. We further hereby advise Scorpio Tankers Inc. that (i) certain of the information provided is based on estimates or subjective judgements, (ii) the information in the databases of other maritime data collection concerns may differ from the information in our databases and other Astrup Fearnley group databases that we have relied on, and (iii) while we have taken reasonable care in the compilation of such statistical information and believe it to be correct, data collection is subject to limited audit and validation procedures.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of Scorpio Tankers Inc. to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled ”Experts”.

Sincerely,
for Fearnley Fonds ASA

/s/ Eivind Hadler-Olsen

Eivind Hadler-Olsen
Managing director